Exhibit 99.1

Jason Wilk Interview with Bloomberg

BLOOMBERG

Jason Let’s just start with the Mark Cuban SPAC thing because that’s the conversation was about, how did this relationship evolve and how did you decide to be part of this, SPAC IPO?

WILK

Well, the relationship with Mark started back 12 years ago. He’s been a lead investor in several my companies since, since back in 2009. The relationship for the SPAC started with, really around our relationship with Tiger Global who ended up leading our PIPE process with $150 million check. That gave us a lot of certainty that this was a great opportunity for us to pursue. We then went to go pick our own SPAC sponsor and we ended up picking Victory Park, given our long term relationship with them. They’re a great operator, they have $100 million debt facility already in the business, and they’ve been an equity shareholder for the last several years. And so for us, the decision was easy. The amount of capital was secure, the price was set. And so this was a really great avenue for us to pursue.

BLOOMBERG

I’m really interested in Tiger Global’s involvement too, because you’re seeing them in a lot of FinTech deals, you’re seeing a lot of firms like them and a lot of FinTech deals. How are kind of the hedge fund stars of the future, re-creating the financial system as we know it? Do you think that they’re going to see something different in banking, that the traditional banks have not picked up on?

WILK

Yeah, Tiger has consistently been the smartest investor in the space that we’ve seen. We’ve been talking to them for several years. They have an amazing thesis that the big banks and the 14,000 banks in this country which comprise the regional banks, community banks, credit unions, the legacy tech stack these guys are on with the heavy brick and mortar, and being employee basis, ultimately leads to huge cost structures and ultimately high prices for customers. The 150 million people in our TAM, we don’t think that the major banks can actually profitably serve and Dave with a software approach can serve these customers with a fraction of the prices, which has been amazing for our business and how we’ve been able to grow so quickly.

BLOOMBERG

So Dave, just to pick up on that. So you are basically your market is the portion of the market that the banks can’t serve?

WILK

It’s about 150 million Americans that cannot afford a $400 emergency. And those are the ones that are getting hit the most with overdraft fees and we think that with our model we can profitably serve them at scale, and our deep focus on financial inclusion, which really is defined by fairly priced financial products, is something that the big banks at this point cannot offer. And ultimately the only way for them to make money on this customer segment again is with high fees – $30 billion pay of overdraft fees last year. And that’s not because they want to charge those fee, it’s because they have to.

BLOOMBERG

Right, we saw Elizabeth Warren really blow up at Jamie Dimon just a couple of weeks ago in Washington. How do you think that that tension is going to start playing out between the banks and lawmakers?

WILK

It’ll be interesting to see how it plays out because you’ve seen some banks just eradicate overdraft like Ally. We’ve actually entered the market partly because we saw major banks charging $34 fees for access to overdraft. But then you looked at the leading neo-banks they didn’t allow the overdraft at all. But surprisingly, we find that people are really relying on overdraft to go buy everyday essentials like gas and groceries. So if you’re at a neo-bank you don’t want to get stuck at the gas station, but if you’re at a major bank, you don’t want to pay $34 for a cup of coffee. And so Dave really reinvented this market by giving people access to a $100 with our flagship feature called Extra Cash, which helps people just bridge until that next paycheck and go buy those things without paying the crazy fees. The concept of overdraft is actually a really important one, it’s just people don’t like the cost.

BLOOMBERG

Jason, you are dealing with some of the most vulnerable people in society. The people are closest to the financial edge. Do you think that responsibility should come with greater regulation or less regulation?

WILK

I think the amount of regulation we have right now is probably sufficient. I mean we really need to, to just spur more innovation in this country around financial services. We think that it’s just a really ripe time to be in fintech with such a wide open opportunity with negative NPS of the major banks to really start to steal market share for a customer segment they largely don’t even want.

BLOOMBERG

So Jason to pivot on on that. And bear with me while I ask the question, you know we’re having the Colonial Pipeline CEO testifying, we had the website’s going down and it’s this all speaks to maybe the infrastructure guts that are vulnerable. How do you make sure your infrastructure guts are not vulnerable?

WILK

You just have to have the best security in the industry, and I think there’s something, something to having a brand new tech stack that you can really start to reinvent how these products are built with security at the top of mind. There are a lot of these legacy of tech stacks out there that are wildly vulnerable to, to, to breaches and you know we think that Dave is very well positioned from here on out to be the most secure in the industry.

BLOOMBERG

Jason, what’s your market cap supposed to be five years from now? How is going public supposed to help you grow?

WILK

Well for us, we think that having a significant amount more capital in the company is going to really help us accelerate marketing, and we think there’s also amazing M&A opportunities out there in the market for companies that are either struggling to monetize or very high ARPU products out there market that just, we think would make a great addition to our financial platform. Dave has been the most capital efficient of any FinTech in the industry, we’ve actually gotten to 10 million customers, we’ve only ever raised $61 million of primary capital to date. And so that just deep focus on those great prices for consumers has helped us to scale with a heavy amount of word of mouth. We own our Dave.com domain name which has been incredibly helpful. We also secure the “DAVE” ticker, so we’re super excited to go out there and have more firepower to put to work on the marketing and product and engineering side.